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                                                                       EXHIBIT j

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Shareholders and Board of Directors of CitiStreet Funds, Inc.:


         We consent to the use of our report dated February 16, 2005 on the statement of assets and liabilities of CitiStreet Funds, Inc. as of December 31, 2004, and the related statement of operations, statement of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in the Registration Statement on Form N-1A under the Securities Act of 1933. We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Registered Public Accounting Firm" in the statement of additional information.

                                       KPMG LLP


Boston, Massachusetts
April 28, 2005